UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
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On April 24, 2019, Town Sports International Holdings, Inc. posted the following Annual Chairman's Letter on its website and issued the following related press release:

To The Shareholders of Town Sports International:

Town Sports International Holdings, Inc (“TSI”, “the Company”, "Town", “we” and “our”) acquisition spree continued throughout 2018.  These acquisitions diversify the Company's cash flow streams geographically and should improve portfolio unit economics and counteract the degradation in revenue the Company experienced several years ago. No additional leverage was utilized for the acquisition of these operating assets. Town continues to strengthen its balance sheet and asset base, allocating internally generated cash flow to cash generating assets. As a result, we have lowered net debt-to-Adjusted EBITDA from 6.9x in 2015 to 2.9x in 2018. In this letter, we discuss the Company's operating and financial results, our recent acquisitions and the challenges we face in the fitness business.

2018 Operating Results

Same store revenue increased 1.6% in 2018. This was the second consecutive year Town generated positive same store revenue in each quarter of the year. The Company has now generated same store revenue increases for eight consecutive quarters. However, same store revenue growth decelerated throughout the year, driven by negative membership trends at our clubs.

	Same Store Revenue
	2015	2016	2017	2018
Qtr 1	-3.5%	-7.6%	0.7%	1.7%
Qtr 2	-5.4%	-4.5%	1.2%	1.8%
Qtr 3	-7.1%	-3.0%	1.8%	1.5%
Qtr 4	-6.7%	-2.3%	2.8%	1.1%
Year	-5.6%	-4.1%	1.6%	1.6%

This was the first time in three years the Company failed to increase its member count on a same store basis. There are likely various factors that led to the same store net member loss. However, we do not wish to enter the excuse business. Management is focused on improving this metric and lowering the Company’s attrition rate in 2019. As management has stated previously, our goal is to drive positive same store performance while maintaining positive member growth.

Financial Results

Revenue growth increased 9.9% to $443.1 million in 2018. The revenue growth was a result of positive same store sales combined with our recent club acquisitions. Adjusted EBITDA increased 4.8% to $54.3 million. Adjusted EBITDA margins declined to 12.2% in 2018 from 12.8% in 2017.

	Year
($ in 000’s)	2015	2016	2017	2018
Revenue	$424,323	$396,921	$403,042	$443,094
Adjusted EBITDA	28,849	40,883	51,781	54,251
Margin	6.8%	10.3%	12.8%	12.2%

The Company failed to leverage the growth in revenue due to cost pressures from labor and occupancy costs which resulted in negligible flow-through of 7%. The Company continues to face challenges from labor costs due to mandated minimum wage and salary increases in our core markets. These cost pressures are expected to continue through 2021 at a minimum. It is important that our shareholders and investors understand the cost pressures Town faces in the years ahead. The Company must achieve same store revenue growth of 2% per annum in order to maintain its operating margins given the built-in cost pressures from labor and occupancy costs.

The Company generated cash flow from operations of $64.1 million in 2018. For analytical purposes, it is important to note that cash flow from operations in 2018 was augmented by working capital payments and tax refunds by approximately $24.4 million.

During 2018 the Company made significant investments into our core clubs with new equipment purchases and club refreshes.  During the fourth quarter we leased approximately $3 million of new equipment and plan to lease another $3 million of new equipment during the first half of 2019. These maintenance capital expenditures will reduce free cash flow but are defensive investments that are required to keep the clubs in first class condition.

The Company significantly improved its balance sheet over the past several years. As stated previously, net debt to Adjusted EBITDA has improved from 6.9x in 2015 to 2.9x in 2018. As of December 31, 2018, our cash balance was $48.1 million, total debt was $203.4 million and net debt was $155.3 million. Debt to Adjusted EBITDA was 3.7x. Interest coverage (Adjusted EBITDA/Interest Expense) for the year was 4.0x.

Acquisitions

Town had a banner year for capital allocation in 2018. The Company acquired a total of 24 clubs for $35.3 million, $8.7 million of which was real estate in two separate locations in Florida.  These acquisitions consisted of five different fitness brands in five different geographic regions. Three of the acquisitions were tuck-ins for the NYSC and BSC brands. Two of the acquisitions were in new regions that expand the Company’s geographic reach to California and Puerto Rico and two of the acquisitions were in Florida where Town acquired four clubs that will be converted into a new luxury brand, Palm Beach Sports Club. We are excited about these acquisitions and believe they will deliver superior economics compared to the existing portfolio. However, the benefit of hindsight will be required to truly judge the performance and merits of these deals. We look forward to reporting our progress in the years ahead.

Town acquired Total Woman Gym and Spa (“Total Woman”) in April 2018. Total Woman is currently the largest women’s only full-service gym and day spa brand in California and operates 11 locations across Southern and Northern California including Alameda, Glendale, Irvine, Northridge, Placentia, San Jose. Studio City, Topanga, Torrance, Valencia and Westlake. Total Woman has been dedicated to helping women achieve their health, fitness and wellness goals since Art and Adrienne Stone founded the Company in the 1960s.

Art Stone launched his first health club with a single store called World for Women in West Los Angeles. Art conceived his idea after he overheard his beauty salon clients talk about the need for a place that could combine the services and relaxing qualities of a day spa with the weight loss results and energy of a fitness facility. Shortly thereafter, World of Women was born, a women's only health club offering massage services and a health-conscious cafe. In 1983 Adrienne Stone joined forces with her husband and they expanded the concept to incorporate full-service day spas which included facials, body treatments, massage, aromatherapy and manicures. The name was eventually changed to Total Woman Gym and Spa. Total Woman currently offers a full array of fitness, wellness and beauty services in each of their clubs. All locations offer cardiovascular and strength training equipment, group fitness classes, a full-service Pilates studio and certified personal trainers. Additionally, the clubs include a full menu of spa services, such as aromatherapies, massages, facials, detoxifying and firming body treatments, body contouring and cellulite treatments. Finally, locations are equipped with dressing rooms, a lounge, a boutique and rehabilitation focused areas such as well dry saunas, steam rooms and whirlpools. Several clubs also offer child care services.

Town acquired three south Florida clubs that were branded as Gold’s Gym at the time of acquisition in August 2018. As part of the transaction, Town acquired real estate located in Palm Beach County for $5 million. TSI acquired the clubs from Jeffrey Goldsmith, who opened his first gym in Massachusetts in 1996. Jeff expanded to the Florida market in 2001 and proceeded to open five locations in south Florida before consolidating his portfolio to focus on Palm Beach County and Port St. Lucie. TSI plans to work with Jeff and his son, Drew, to renovate and rebrand the clubs to Palm Beach Sports Club.

Town acquired LIV Fitness (“LIV”) in September 2018. LIV operates two luxury clubs in the San Juan metropolitan area of Puerto Rico. LIV was founded in 2010 by Paco and Lynet Aspuru with a vision of building a unique fitness experience in the Caribbean gym industry. LIV delivers an unprecedented member experience that incorporates beautiful design elements with curated music and lighting. First class fitness classes and certified trainers provide unmatched fitness programming. A membership to LIV has become a status symbol in Puerto Rico with club events and parties that have attracted thousands. This is a testament to the luxury brand that Paco and Lynet built from a standing start in a relatively short period of time.

Town acquired four Massachusetts based Latitude Sports Clubs (“Latitude”) in November 2018 in Peabody, Methuen, Bradford and Salisbury. This deal demonstrates our affinity for tuck-in acquisitions in our core markets. Latitudes members will benefit from the Boston Sports Club network which includes 33 clubs throughout New England. We acquired Latitude from John Grossi, a long-time fitness industry veteran who founded the company in 2004 and then nurtured and built a great business over the ensuing 14 years.

Culture

It has been said that entrepreneurs work 100 hours per week for themselves in order to avoid working 40 hours a week for someone else. This is the spirit we seek in our team members. TSI is the largest fitness company on the East Coast and we continue to grow our footprint all over the country. We are continuously searching for self-motivated, dedicated fitness professionals that love the fitness industry and want to love their job. If this description is appealing, we invite you to apply at: https://www.newyorksportsclubs.com/careers and join us in our mission to build a world class company.

Management maintains a long-term focus on the business while cognizant of the Company’s short-term challenges. However, please do not misinterpret our focus on the long-term for a lack of urgency on the business from day to day. In this context, I empathize with Ambrose Bierce, who wrote that patience is a minor form of despair, disguised as a virtue.

Town’s stock has been volatile over the past year and it is important to remember that good companies are not always good stocks and good stocks are not always good companies.  Price and timing matter when purchasing securities.  Management’s focus at TSI is to build a great company.  If we are successful in this endeavor, all shareholders will benefit over time.

The Annual Meeting

We will host an annual meeting where we will spend time to answer shareholder questions. The annual meeting will be held on Wednesday, May 15, 2019 in New York City. We will begin at 10:00 AM and continue until all questions are answered. To be fair to all shareholders, as well as to be efficient with management's time, we will utilize the annual meeting to communicate with shareholders in lieu of one- on-one communication.

April 24, 2019	Patrick Walsh
Chairman of the Board

 Forward-Looking Statements

This communication may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, member growth and attrition rates, labor and occupancy costs, results of cost-savings initiatives, the performance and benefits of recently acquired clubs and future acquisitions, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We have included the table below to provide a reconciliation of Net Income (Loss) to Adjusted EBITDA as used in this letter. EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding certain additional items. Each of EBITDA and Adjusted EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies. EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.

	Full-Year
	2018	2017	2016	2015
Net income (loss) including non-controlling interests	($125)	$4,369	$8,043	$21,158
Less: net loss attributable to non-controlling interests	(202)	-	-	-
Net income attributable to TSI and subsidiaries	77	4,369	8,043	21,158
Interest expense, net of interest income	13,345	12,587	13,938	20,579
Benefit for corporate income taxes	(357)	(9,686)	9,771	(14,351)
Depreciation and amortization	37,442	40,849	43,727	47,887
EBITDA attributable to TSI and subsidiaries (1)	50,507	48,119	75,479	75,273

Impairment of fixed assets	2,082	6,497	742	14,571
Incremental expense related to the adoption of ASC 606 (2)	1,056	-	-	-
Net costs related to closing clubs and other cost-savings initiatives, net of landlord recovery	501	(711)	513	3,209
Separation expense related to headcount reductions and former executive officers	105	1,433	2,042	4,039
Personal training revenue recognized for unused and expired sessions	-	(3,557)	-	-
Gain on extinguishment of debt	-	-	(37,893)	(17,911)
Impairment of goodwill	-	-	-	31,558
Gain on sale of building	-	-	-	(77,146)
Gain on lease termination	-	-	-	(2,967)
Non-cash rental income from former tenant (3)	-	-	-	(1,926)
Rent related to building financing arrangement (4)	-	-	-	(750)
Legal and other costs in connection with changes to the Board of Directors	-	-	-	899
Adjusted EBITDA attributable to TSI and subsidiaries (1)	$54,251	$51,781	$40,883	$28,849

(1) EBITDA and Adjusted EBITDA include costs related to acquisitions of $3,114 and $468 for the full-year of 2018 and 2017, respectively.

(2) On January 1, 2018, the Company adopted FASB Accounting Standards Codification Topic 606 and all the related amendments (“ASC 606”) which requires the Company to defer costs related to obtaining members and expense those costs over the estimated membership life. Under previous guidance, these membership costs were expensed at the time of the respective sale.

(3) Represents non-cash rental income from our former tenant in connection with the East 86th Street building financing arrangement.

(4) Rent paid in connection with our previously owned club at the East 86th Street property was recorded as interest expense on the consolidated statement of operations.

Town Sports International Holdings, Inc. Announces Release of Annual Chairman’s Letter

NEW YORK (BUSINESS WIRE)--Town Sports International Holdings, Inc., ("TSI” or the "Company") (Nasdaq: CLUB) announced today that CEO and Chairman of the Board, Patrick Walsh has issued his annual chairman’s letter for 2018 via the Company’s investor website. The website can be found at https://www.townsportsinternational.com

About Town Sports International Holdings, Inc.

Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.

Contacts

Town Sports International Holdings, Inc.
Investors:
917-765-9974
InvestorRelations@tsiclubs.com